UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 25, 2010

NII HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-32421 (Commission File Number)	91-1671412 (IRS Employer Identification No.)

1875 Explorer Street, Suite 1000
Reston, Virginia (Address of principal executive offices)	20190 (Zip Code)
Registrant’s telephone number, including area code: (703) 390-5100
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) On June 25, 2010, the board of directors of NII Holdings, Inc. (the “Company”) took action to increase the number of directorships on the Company’s board of directors from eight to nine and to increase the number of directors in the class of directors whose current terms expire in 2012 from two to three. Concurrent with that action, our board of directors appointed Kevin L. Beebe to serve as a new director in the class of directors whose current terms expire in 2012. Mr. Beebe has not been appointed to any committees of the board.
     Since November 2007, Mr. Beebe has been President and Chief Executive Officer of 2BPartners, LLC, a partnership that provides strategic, financial and operational advice to investors and management. Previously, he was Group President of Operations at ALLTEL Corporation, a telecommunications services company, from 1998 to 2007. From 1996 to 1998, Mr. Beebe served as Executive Vice President of Operations for 360° Communications Co., a wireless communication company. He has held a variety of executive and senior management positions at several divisions and affiliates of Sprint Corporation. Mr. Beebe began his career at AT&T/Southwestern Bell as a Manager. Mr. Beebe also serves as a director for Skyworks Solutions, Inc. and SBA Communications Corporation.
     Consistent with the compensation policies currently applicable to our non-employee directors, Mr. Beebe was granted 10,566 shares of restricted common stock, representing the sum of an initial sign-on award of 8,000 restricted shares and a grant of 2,566 restricted shares, which is equal to the pro-rated portion of the 2010 annual equity grant to our non-employee directors. The restricted stock, which was granted under our 2004 Incentive Compensation Plan, will vest in annual installments over a three year period with 33 1/3% of the shares vesting each year that Mr. Beebe remains on our board of directors and will be subject to the terms and conditions of a Restricted Stock Award Agreement that will be substantially the same as the form of agreement used in connection with prior grants of restricted stock to our non-employee directors. Mr. Beebe will also be entitled to cash compensation consistent with our current compensation policies applicable to non-employee directors.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NII HOLDINGS, INC. (Registrant)
Dated: June 28, 2010	By:	/s/ Gary D. Begeman
Gary D. Begeman
Vice President, General Counsel and Secretary